Exhibit 99.1

NEWS RELEASE

Contact: Sheri Henry Chief Financial Officer (ext. 132) sherih@amvproperties.com	1780 South Bellaire Street, Suite 100 Denver, CO 80222 Ph: (303) 297-1800 Fax: (303) 296-7353	Listed: AMEX Trading Symbol: AMV www.amvproperties.com

AMERIVEST ANNOUNCES AGREEMENT FOR SALE OF PORTFOLIO

DENVER, CO, July 18, 2006 — AmeriVest Properties Inc. (AMEX: AMV), a real estate investment trust serving small to medium size office tenants, announced today that it has entered into a definitive agreement to sell its entire portfolio of office properties to Koll/PER LLC, a limited liability company owned by The Koll Company of Newport Beach, California and the Public Employee Retirement System of Idaho (PERSI). The gross purchase price is $273 million (less a reserve for capital expenditures of approximately $850,000) which includes an assumption of existing property level debt of approximately $126 million. The sale is being made pursuant to the plan of liquidation previously adopted by AmeriVest and approved by its shareholders on May 24, 2006. The transaction is expected to close on a property by property basis beginning in mid-August, 2006 as loan approvals are received from AmeriVest’s mortgage lenders. Koll/PER LLC has completed its physical due diligence, which resulted in the capital expenditure reserve, however the agreement is subject to customary closing conditions, including each lender’s approval of the buyer’s assumption of the debt. There is no assurance that the transaction will close on the terms described or on any terms.

Charles Knight, President and Chief Executive Officer of AmeriVest said that “this agreement is the culmination of an extremely successful and competitive marketing process, led by the Trammell Crow Company. We were very pleased with both the quality and the quantity of offers received for these properties. Working with Koll and PERSI to complete their due diligence investigation in an expedited two-week period has further strengthened our belief that this transaction is in the best interests of our shareholders. Koll/PER’s knowledge and experience in the smaller tenant market, as evidenced by their existing 2.5 million square foot portfolio of similar properties, certainly assisted them in being able to evaluate and underwrite this portfolio in such a timely fashion. We look forward to closing this transaction as quickly as possible and making our initial liquidating distribution to shareholders shortly thereafter.”

The estimated cash proceeds from the sale before closing costs and adjustments are expected to be approximately $146 million after repayment of mortgage debt. Based on the estimated sales proceeds, AmeriVest also announced that it is revising its range of estimated cash distributions in liquidation to a range of $5.05 to $5.35 per share, compared with the previous range of $4.20 to $4.80 per share. The estimated distribution range was revised primarily to reflect the estimated proceeds from property sales given the announced agreement with Koll/PER, together with updated estimates of cash flow from operations, changes in working capital and capital expenditures through the estimated closing dates in addition to updated estimates for closing costs and liquidation expenses. The variability in the range is the result of estimates as to the timing of loan approvals and closings and for various costs of the transaction, including loan assumption and prepayment fees, if any, legal fees and expenses, and estimates for the total costs of completing the liquidation and winding up of the company, which costs are not yet fully determinable. The Board of Directors of AmeriVest has not established any dates for the payment of liquidating distributions, however, provided all or substantially all of the property sales to Koll/PER close in the next 90 days, a substantial initial distribution could be made before year-end. There can be no assurance with respect to the timing or amount of any distribution or distributions to be made by AmeriVest.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small Business™ in Denver, Phoenix, and Dallas through the acquisition, repositioning and operation of multi-tenant office buildings in those markets. In May 2006, the company’s shareholders approved a plan of complete liquidation. Further information in AmeriVest is available at www.amvproperties.com.

The Koll Company, with its principal office in Newport Beach, California, currently owns and manages approximately 2.5 million square feet of existing multi-tenant, light industrial and suburban office space and has an additional 1.1 million square feet under development or in the planning stage. Since its founding in 1962, The Koll Company has developed more than 85 million square feet of office, industrial and retail space. Further information on Koll is available at www.koll.com.

The Public Employee Retirement System of Idaho (PERSI) is a $9 billion public pension plan headquartered in Boise, Idaho. Their website is www.persi.state.id.us. PERSI is advised by CS Capital Management Inc., a registered investment advisor based in Los Angeles and Atlanta. Their website is www.chadwicksaylor.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual results may differ materially from what is expressed or forecasted in this press release. In particular, the factors that could cause actual results to differ materially include, without limitation, the uncertainties with closing any or all of the anticipated asset sales, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2005 Annual Report on Form 10-K, AmeriVest’s Proxy Statement for its 2006 annual meeting (filed April 18, 2006) and from time to time in the Company’s filings with the Securities and Exchange Commission.